Exhibit 99.1
Media Inquires: (312) 606-4356
Investor Relations: (312) 606-4125
USG CORPORATION REPORTS FOURTH QUARTER 2006
NET SALES OF $1.3 BILLION AND NET EARNINGS OF $100 MILLION
12 Months 2006 vs. 12 Months 2005

▪	Record net sales of $5.8 billion up 13 percent over prior year’s record

▪	Net sales and operating profit improved for all three core businesses

Fourth Quarter 2006 vs. Fourth Quarter 2005

▪	Net sales declined $41 million, or 3 percent

▪	Drop in housing construction reduced wallboard demand
     CHICAGO, January 29, 2007 — USG Corporation (NYSE:USG), a leading building products company, today reported fourth quarter 2006 net sales of $1.29 billion and net earnings of $100 million. Diluted earnings per share for the fourth quarter were $1.11 based on 90.1 million average diluted shares outstanding. For the same period a year ago, the corporation recorded net sales of $1.34 billion and a net loss of $1.8 billion, or $30.92 per share, including a provision for asbestos claims, based on 57.6 million average diluted shares outstanding.
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/2
     USG achieved a record $5.8 billion in net sales for the full year of 2006, exceeding the previous year’s record sales by $671 million, or 13 percent. The corporation recorded net earnings of $288 million for all of 2006 and reported a net loss of $1.4 billion for all of 2005, including the asbestos claims-related provision.
     “I am proud of all that USG accomplished in 2006,” said USG Corporation Chairman and CEO William C. Foote. “We began the year with a plan to emerge from a five-year bankruptcy and continue building the USG franchise. We accomplished the plan and much more. We preserved shareholder value, resolved legacy asbestos liabilities, repaid creditors in full, reinvested in our three core businesses and achieved record sales and operating profits.
     “The housing market began the year strong, with the gypsum wallboard industry operating at full capacity. This strength was followed by a rapid dropoff in housing construction in the second half of 2006,” added Foote. “In the near term, changes in market demand will have a major impact on our businesses, but we’re well positioned to handle it. We have responded by permanently closing some older, higher cost manufacturing capacity and temporarily idling additional lines so as to more fully utilize our newer, more efficient plants. We are assessing all areas for cost reductions, especially those related to manufacturing and administration – and we’ll take additional steps as needed. These actions are designed to maintain our strong position with our customers and set the stage for future growth.”
     Diluted earnings per share for the full year of 2006 were $4.33. For the same period in 2005, the corporation reported a net loss of $25.49 per share. The corporation’s 2006 consolidated results included an after-tax charge of $325 million, or $4.88 per diluted share, for post-petition interest and
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/3
fees paid under USG’s plan of reorganization. Consolidated 2006 net earnings also included a reversal of the reserve for asbestos-related claims. This reversal, which totaled $44 million ($27 million, or $0.41 per share, after-tax), is reflected as income in the consolidated statement of earnings.
     Consolidated 2005 results included a fourth quarter after-tax provision of $1.935 billion for asbestos claims and a fourth quarter after-tax charge of $11 million for the cumulative effect of an accounting change related to the adoption of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirements.” A summary of these 2006 and 2005 charges and credits is included in the Supplemental Financial Information section of this press release.
Business Outlook
     The corporation expects housing starts to decline in 2007 compared to last year. The drop in housing starts will further reduce wallboard demand from the near-record levels achieved in 2006. At the same time, the fundamentals for nonresidential building and repair and remodel activity remain solid. The combined effect will be lower wallboard volumes and lower average prices, causing profit to decline significantly from the record levels of recent years.
     Commenting on the outlook for 2007, Foote stated, “Our markets are obviously in transition. It is too early to determine where demand levels will find a firm foundation or how our competitors will respond to the current imbalance between supply and demand.”
     Foote continued, “We have an experienced management team that has successfully navigated previous downturns. I am confident that USG’s many strengths — our leading market position, our strong brand names, our excellent customer relationships, and an unrivaled footprint in North America, including the largest distribution business in the industry — will position us for long-term growth.”
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/4
Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded fourth quarter 2006 net sales of $804 million compared with $851 million in the fourth quarter of 2005. Fourth quarter 2006 operating profit was $139 million versus an operating loss of $2.9 billion in the prior year’s fourth quarter, which included the $3.1 billion pretax charge related to asbestos claims.
     United States Gypsum Company realized fourth quarter 2006 net sales of $702 million versus $752 million in the fourth quarter of 2005. Operating profit was $119 million in the fourth quarter of 2006 compared with an operating loss of $2.9 billion in the fourth quarter of 2005, which included the $3.1 billion pretax asbestos claims charge. U.S. Gypsum realized higher selling prices for Sheetrock® Brand gypsum wallboard and for the company’s complementary products in the fourth quarter of 2006 compared with the same period a year earlier. However, these higher selling prices were offset by higher costs for energy and raw materials and the unfavorable effects of lower gypsum wallboard production levels.
     U.S. Gypsum’s wallboard shipments in the fourth quarter totaled 2.3 billion square feet, down from 2.8 billion square feet in last year’s record fourth quarter. For all of 2006, U.S. Gypsum shipped 10.8 billion square feet of gypsum wallboard, down 4 percent from last year’s record level.
     A decline in U.S. Gypsum’s wallboard capacity utilization rates to about 79 percent for the fourth quarter compared to near-capacity levels during the fourth quarter last year caused operating efficiencies to decline and raised unit costs. As mentioned previously, the company has aggressively adjusted its operations. U.S. Gypsum permanently closed higher-cost gypsum wallboard
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/5
manufacturing lines in Santa Fe Springs, Calif., and Jacksonville, Fla., which represent about 400 million square feet of annual capacity. Additionally, the company has temporarily reduced capacity by more than 2 billion square feet per year by reducing operating days and implementing shift reductions at select facilities.
     As residential market conditions weakened in the second half of the year, industry gypsum wallboard prices began a decline that continued through the end of the year. U.S. Gypsum’s nationwide average realized price for Sheetrock brand gypsum wallboard was $181.75 per thousand square feet during the fourth quarter, down 4 percent compared with the third quarter of 2006, but 17 percent higher compared to last year’s fourth quarter.
     The gypsum business of Canada-based CGC Inc. reported fourth quarter 2006 net sales of $79 million and operating profit of $7 million. Net sales declined $6 million and operating profit fell $8 million compared with the fourth quarter of 2005. Higher selling prices for Sheetrock Brand gypsum wallboard were offset by lower shipments and higher manufacturing costs.
Worldwide Ceilings
     USG’s Worldwide Ceilings business reported fourth quarter 2006 net sales of $180 million and operating profit of $13 million. Net sales in the fourth quarter of 2006 improved by $2 million, while operating profit declined $2 million, compared with the prior year’s fourth quarter.
     USG Interiors, Inc., USG’s domestic ceilings business, reported net sales of $119 million in the fourth quarter, a decline of $5 million compared with the same period a year ago. Operating profit for the fourth quarter was $11 million, the same level attained in the prior year’s fourth quarter. Higher selling prices for ceiling tile and grid were offset by lower shipments.
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/6
     USG International reported net sales of $58 million in the fourth quarter of 2006, an increase of $7 million over the fourth quarter of 2005, reflecting greater demand for ceiling grid in Europe. There was a breakeven level of operating profit in the fourth quarter of 2006 compared with $1 million recorded in the previous year’s fourth quarter. The ceilings division of Canada-based CGC Inc. attained net sales of $13 million and $2 million in operating profit in the fourth quarter of 2006. This compared with $15 million in net sales and $3 million in operating profit in last year’s fourth quarter. The decreases were largely attributable to lower shipments and higher manufacturing costs for ceiling tile and grid.
Building Products Distribution
     L&W Supply Corporation, USG’s building products distribution business, reported record fourth quarter 2006 net sales of $551 million, up from the previous record of $542 million in the fourth quarter of 2005. Operating profit fell 9 percent to $39 million.
     The improvement in net sales reflects higher selling prices for gypsum wallboard and increased sales of complementary building products such as metal studs, insulation, ceiling products and joint compound. Sales of other products were up 7 percent compared with last year’s fourth quarter. Also contributing to higher net sales, as part of its growth plan, L&W Supply added 28 locations during 2006, largely due to acquisitions. The decline in operating profit was primarily attributable to lower shipments of gypsum wallboard, which declined by about 18 percent compared with last year’s fourth quarter.
     On a same-location basis, net sales for the fourth quarter of 2006 decreased 5 percent compared with the prior year’s fourth quarter. For the full year, 2006 same-location sales increased 15 percent over 2005.
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/7
Other Consolidated Information
     Selling and administrative expenses totaled $114 million in the fourth quarter and $419 million in the full year of 2006. These expenses were up $26 million versus the fourth quarter of 2005 and up $67 million versus all of 2005. Selling and administrative expenses as a percent of net sales were 8.8 percent for the fourth quarter of 2006 and 7.2 percent of net sales for all of 2006. For 2005, selling and administrative expenses as a percent of net sales were 6.6 percent for the fourth quarter and 6.8 percent for the full year. The increase in 2006 selling and administrative expenses versus 2005 primarily reflected increased levels of compensation and benefits, costs associated with the corporation’s move to new corporate offices, scheduled for March 2007, and expenses in connection with marketing and growth initiatives.
     Interest expense for the fourth quarter of 2006 was $16 million. Interest expense of $555 million for the full year 2006 included post-petition interest and fees of $528 million ($325 million after-tax) related to pre-petition obligations. Full year 2006 interest expense, other than that related to post-petition interest and fees, was $27 million. Interest expense was $1 million in the fourth quarter of 2005 and $5 million for all of 2005.
     As of December 31, 2006, USG had $571 million of cash, cash equivalents and restricted cash on a consolidated basis versus $1.5 billion as of September 30, 2006. Cash, cash equivalents, restricted cash and marketable securities totaled $1.6 billion as of December 31, 2005.
     In December, USG made the final $3.05 billion payment to the United States Gypsum Asbestos Personal Injury Settlement Trust under the previously announced settlement agreement and plan of reorganization that enabled the company to emerge from its reorganization proceedings on
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/8
June 20, 2006. The payment was funded using cash on hand, proceeds from the $500 million senior note offering completed in November and borrowings under the bank term loan and tax bridge term loan facilities established in August. An anticipated federal tax refund of about $1.1 billion will be used to repay borrowings under the tax bridge term loan facility.
     Capital expenditures were $156 million for the fourth quarter of 2006 and $393 million for the full 12 months of 2006. Capital expenditures were $73 million for the fourth quarter of 2005 and $198 million for the full 12 months of 2005. The increased level of capital spending is associated with strategic investments to modernize and expand gypsum wallboard capacity and complementary product lines. In addition, $128 million was spent on acquisitions in 2006, up from $29 million in 2005.
     A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s results of operations. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 16827655. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available for 5 days. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 16827655.
     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, USG serves the residential and non-
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USG CORPORATION REPORTS FOURTH QUARTER RESULTS/9
residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions such as price and product competition; shortages in raw materials; increases in raw material, energy and employee benefit costs; loss of one or more major customers; capacity constraints; capital markets conditions; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this release.
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USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2006	2005	2006	2005
Net sales	$1,294	$1,335	$5,810	$5,139

Cost of products sold	1,027	1,015	4,440	4,037

Gross profit	267	320	1,370	1,102

Selling and administrative expenses	114	88	419	352

Asbestos claims provision (reversal)	—	3,100	(44)	3,100

Chapter 11 reorganization expenses	—	2	10	4

Operating profit (loss)	153	(2,870)	985	(2,354)

Interest expense	16	1	555	5

Interest income	(20)	(3)	(43)	(10)

Other income, net	(1)	(1)	(3)	—

Earnings (loss) before income taxes and cumulative effect of accounting change	158	(2,867)	476	(2,349)

Income taxes (benefit)	58	(1,097)	188	(924)

Earnings (loss) before cumulative effect of accounting change	100	(1,770)	288	(1,425)

Cumulative effect of accounting change	—	(11)	—	(11)

Net earnings (loss)	100	(1,781)	288	(1,436)

Basic earnings (loss) per common share:
Before cumulative effect of accounting change	1.11	(30.73)	4.34	(25.29)
Cumulative effect of accounting change	—	(0.19)	—	(0.20)

Basic earnings (loss) per common share	1.11	(30.92)	4.34	(25.49)

Diluted earnings (loss) per common share:
Before cumulative effect of accounting change	1.11	(30.73)	4.33	(25.29)
Cumulative effect of accounting change	—	(0.19)	—	(0.20)

Diluted earnings (loss) per common share	1.11	(30.92)	4.33	(25.49)

Average common shares *	89,864,447	57,602,955	66,475,656	56,342,458
Average diluted common shares *	90,077,146	57,602,955	66,563,494	56,342,458

Other Information:
Depreciation, depletion and amortization	37	33	138	125
Capital expenditures	156	73	393	198

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share” and reflect the effect of the rights offering that concluded on July 27, 2006.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2006	2005	2006	2005
Net Sales:

North American Gypsum:
U.S. Gypsum Company	$702	$752	$3,215	$2,881
CGC Inc. (gypsum)	79	85	341	323
Other subsidiaries*	66	67	266	224
Eliminations	(43)	(53)	(201)	(206)

Total	804	851	3,621	3,222

Worldwide Ceilings:
USG Interiors, Inc.	119	124	507	489
USG International	58	51	235	210
CGC Inc. (ceilings)	13	15	57	55
Eliminations	(10)	(12)	(43)	(47)

Total	180	178	756	707

Building Products Distribution:
L&W Supply Corporation	551	542	2,477	2,048

Eliminations	(241)	(236)	(1,044)	(838)

Total USG Corporation	1,294	1,335	5,810	5,139

Operating Profit (Loss):

North American Gypsum:
U.S. Gypsum Company	119	(2,928)	742	(2,557)
CGC Inc. (gypsum)	7	15	46	53
Other subsidiaries*	13	13	48	38

Total	139	(2,900)	836	(2,466)

Worldwide Ceilings:
USG Interiors, Inc.	11	11	53	43
USG International	—	1	13	9
CGC Inc. (ceilings)	2	3	11	10

Total	13	15	77	62

Building Products Distribution:
L&W Supply Corporation	39	43	203	149

Corporate	(36)	(22)	(117)	(90)
Chapter 11 reorganization expenses	—	(2)	(10)	(4)
Eliminations	(2)	(4)	(4)	(5)

Total USG Corporation	153	(2,870)	985	(2,354)

*	Includes USG Mexico, S.A. de C.V., a building products business in Mexico, Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$565	$936
Short-term marketable securities	—	234
Restricted cash	6	78
Receivables (net of reserves — $16 and $14)	448	453
Inventories	348	315
Income taxes receivable	1,102	6
Deferred income taxes	169	2
Other current assets	69	155

Total current assets	2,707	2,179

Long-term marketable securities	—	329
Property, plant and equipment (net of accumulated depreciation and depletion — $1,108 and $982)	2,210	1,946
Deferred income taxes	171	1,423
Goodwill	154	64
Other assets	107	201

Total Assets	5,349	6,142

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	303	281
Accrued expenses	358	275
Short-term debt	1,065	—
Deferred income taxes	—	6
Income taxes payable	38	38

Total current liabilities	1,764	600

Long-term debt	1,439	—
Deferred income taxes	11	28
Other liabilities	617	476
Liabilities subject to compromise	—	5,340

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	9	5
Treasury stock	(208)	(219)
Capital received in excess of par value	2,176	435
Accumulated other comprehensive (loss) income	(152)	72
Retained earnings (deficit)	(307)	(595)

Total stockholders’ equity (deficit)	1,518	(302)

Total Liabilities and Stockholders’ Equity (Deficit)	5,349	6,142

USG CORPORATION
Supplemental Financial Information
(dollars in millions except per share data)
(unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2006	2005	2006	2005
Reported Results:
Net earnings/(loss)	$100	$(1,781)	$288	$(1,436)
Net earnings/(loss) per diluted share	$1.11	$(30.92)	$4.33	$(25.49)
Average diluted shares	90,077,146	57,602,955	66,563,494	56,342,458

Special items (after-tax), included in net earnings:
Asbestos claims provision (reversal)	$—	1,935	$(27)	$1,935
Accounting change for FIN 47*	—	11	—	11
Post-petition interest & fees	—	—	325	—

Special items (after-tax) on a per diluted share basis:
Asbestos claims provision (reversal)	$—	$33.59	$0.41	$34.34
Accounting change for FIN 47*	—	0.19	—	0.20
Post-petition interest & fees	—	—	4.88	—

*	FIN 47 is the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirements”